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                                                                     Exhibit 4.1

                           CERTIFICATE OF DESIGNATION

                                       OF

                           SERIES AA SENIOR CUMULATIVE
                           CONVERTIBLE PREFERRED STOCK

                                       OF

                              EMAK WORLDWIDE, INC.

                              -------------------
                         Pursuant To Section 151 Of The
                General Corporation Law Of The State Of Delaware
                              -------------------

      EMAK Worldwide, Inc., a Delaware corporation (the "Corporation"), certifies that pursuant to the authority contained in Article Fourth of its Certificate of Incorporation (the "Certificate of Incorporation"), and in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, the Board of Directors of the Corporation at a meeting duly called and held on September 9, 2004 duly approved and adopted the following resolution which resolution remains in full force and effect on the date hereof:

      RESOLVED, that pursuant to the authority vested in the Board of Directors by the Certificate of Incorporation, the Board of Directors does hereby designate, create, authorize and provide for the issue of a series of preferred stock having a par value of $.001 per share, with a liquidation preference of $1,000 per share (the "Liquidation Preference"), which shall be designated as the "Series AA Senior Cumulative Convertible Preferred Stock (the "Series AA Preferred Stock") and which shall consist of 25,000 shares, and which shall have the following voting powers, preferences and relative, participating, optional and other special rights, and qualifications, limitations and restrictions thereof as follows:

1.    Ranking.

      The Series AA Preferred Stock shall, with respect to dividend distributions and distributions upon the liquidation, winding-up and dissolution of the Corporation, rank (i) senior to all classes of Common Stock of the Corporation and to each other class of capital stock or series of preferred stock established after the Preferred Stock Issue Date by the Board of Directors the terms of which do not expressly provide that it ranks senior to or on a parity with the Series AA Preferred Stock as to dividend distributions and distributions upon the liquidation, winding-up and dissolution of the Corporation (collectively referred to with the Common Stock of the Corporation as "Junior Securities"); (ii) on a parity with any additional shares of Series AA Preferred Stock issued by the Corporation in the future and any other class of capital stock or series of preferred stock issued by the Corporation established after the Preferred Stock Issue Date by the Board of Directors, the terms of which expressly provide that such class or series

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will rank on a parity with the Series AA Preferred Stock as to dividend distributions and distributions upon the liquidation, winding-up and dissolution of the Corporation (collectively referred to as "Parity Securities"); and (iii) junior to each class of capital stock or series of preferred stock issued by the Corporation established after the Preferred Stock Issue Date by the Board of Directors, the terms of which expressly provide that such class or series will rank senior to the Series AA Preferred Stock as to dividend distributions and distributions upon liquidation, winding-up and dissolution of the Corporation (collectively referred to as "Senior Securities"). The issuance of any Junior Securities, Parity Securities or Senior Securities shall be subject to paragraph 6 and the other provisions of this Certificate of Designation.

2.    Dividends.

      (i) The holders of shares of the Series AA Preferred Stock shall be entitled to receive, when, as and if dividends are declared by the Board of Directors out of funds of the Corporation legally available therefor, cumulative dividends from the date of issuance of the Series AA Preferred Stock accruing at the rate per annum of 6% of the Liquidation Preference per share, payable quarterly in arrears on each March 31, June 30, September 30 and December 31 (each a "Dividend Payment Date"), to the holders of record as of the preceding March 15, June 15, September 15 and December 15 (each, a "Record Date") whether or not such Record Date is a Business Day. If any Dividend Payment Date is not a Business Day, such payment shall be made on the next succeeding Business Day. Dividends on the Series AA Preferred Stock when and if paid, shall be paid in cash. Notwithstanding the foregoing, neither the Corporation nor the Board of Directors shall at any time be obligated to declare and pay any such dividend. Unpaid dividends (whether or not declared) shall accrue and cumulate as provided herein.

      (ii) Dividends on the Series AA Preferred Stock shall be cumulative and shall accrue whether or not the Corporation has earnings or profits, whether or not there are funds legally available for the payment of such dividends and whether or not dividends are declared. Dividends will accumulate to the extent they are not paid on the Dividend Payment Date for the period to which they relate, compounded quarterly so that such accrued and unpaid dividends shall be added (solely for the purpose of calculating dividends payable on the Series AA Preferred Stock) to the Liquidation Preference of the Series AA Preferred Stock effective on the Dividend Payment Date on which such dividends were not paid and shall thereafter accrue additional dividends in respect thereof at the rate set forth in subparagraph 2(i) above until such accrued and unpaid dividends have been paid in full.

      (iii) If the Corporation declares or pays any cash dividend on the Common Stock, the Conversion Price in effect at the opening of business on the day following the date fixed for the determination of stockholders entitled to receive such dividend shall be reduced by multiplying such Conversion Price by a fraction the numerator of which shall be the then-current market price per share of Common Stock (determined as provided in paragraph 3(xii)) and the denominator of which shall be the sum of the then-current market price per share of Common Stock (determined as provided in paragraph 3(xii)) and the per share dividend which would have been declared and paid with respect to the Common Stock issuable upon conversion of the Series AA Preferred Stock had all of the outstanding Series AA Preferred Stock been converted immediately prior to the record date for such dividend, such reduction to become effective

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immediately after the opening of business on the day following the date fixed for such determination of the holders entitled to such dividends. For example, if the Corporation pays a cash dividend on the Common Stock in the aggregate amount of One Million Dollars ($1,000,000) at a time when (i) there are 5,800,000 shares of Common Stock outstanding, (ii) the outstanding Series AA Preferred Stock is convertible into 1,694,915 shares of Common Stock, (iii) the Conversion Price then in effect is Fourteen Dollars and Seventy Five Cents ($14.75) and (iv) the then-current market price per share of Common Stock is $12.00; then the Conversion Price would be reduced pursuant to this subparagraph 2(iii) to $14.59 per share, calculated as follows: $14.75 x ($12.00 / ($12.00 + 0.13)) = $14.59. Notwithstanding the foregoing, in no event shall the Conversion Price be adjusted pursuant to this paragraph 2(iii) to less than the current market price per share of Common Stock (determined as provided in paragraph 3(xii)) on the Exchange Date.

      (iv) No dividend whatsoever shall be declared or paid upon, or any sum set apart for the payment of dividends upon, any outstanding share of the Series AA Preferred Stock with respect to any dividend period unless all dividends for all preceding dividend periods have been declared and paid, or declared and a sufficient sum set apart for the payment of such dividend, upon all outstanding shares of Series AA Preferred Stock. Unless full cumulative dividends on all outstanding shares of Series AA Preferred Stock for all past dividend periods shall have been declared and paid, or declared and a sufficient sum for the payment thereof set apart, then: (a) no dividend (other than a dividend payable solely in shares of any Junior Securities or securities to purchase Junior Securities) shall be declared or paid upon, or any sum set apart for the payment of dividends upon, any shares of Junior Securities or Parity Securities; (b) no other distribution shall be declared or made upon, or any sum set apart for the payment of any distribution upon, any shares of Junior Securities or Parity Securities, other than a distribution consisting solely of Junior Securities or securities to purchase Junior Securities; (c) no shares of Junior Securities or Parity Securities shall be purchased, redeemed or otherwise acquired or retired for value (excluding an exchange for shares of other Junior Securities or Parity Securities) by the Corporation or any of its subsidiaries; and (d) no monies shall be paid into or set apart or made available for a sinking or other like fund for the purchase, redemption or other acquisition or retirement for value of any shares of Junior Securities or Parity Securities by the Corporation or any of its subsidiaries. Holders of the Series AA Preferred Stock will not be entitled to any dividends, whether payable in cash, property or stock, in excess of the full cumulative dividends and the dividends provided for in paragraph 2(iii) above as herein described.

3.    Conversion Rights.

      (i) A holder of shares of Series AA Preferred Stock may convert all or any portion of such shares at any time, unless previously redeemed, at the option of the holder thereof into shares of Common Stock of the Corporation. For the purposes of conversion, each share of Series AA Preferred Stock shall be valued at the Liquidation Preference plus an amount equal to all accrued and unpaid dividends, which shall be divided by the Conversion Price in effect on the Conversion Date (defined below) to determine the number of shares of Common Stock issuable upon conversion, except that the right to convert shares of Series AA Preferred Stock tendered for redemption shall terminate at the close of business on the Business Day preceding the Redemption Date and shall be lost if not exercised prior to that time, unless the Corporation shall default in payment of the redemption price contemplated by Section 5. Immediately following

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such conversion, the rights of the holders of the shares of converted Series AA
Preferred Stock shall cease (other than the right to receive the shares of Common Stock issued as a result of the conversion) and the persons entitled to receive the Common Stock upon the conversion of Series AA Preferred Stock shall be treated for all purposes as having become the owners of such Common Stock. In addition, for purposes of determining whether any adjustments should be made to the Conversion Price pursuant to this paragraph 3, all shares of Series AA Preferred Stock shall be deemed to have been issued on the Preferred Stock Issue Date (whether or not issued on or after such date and whether or not issued after the date of any event giving rise to any such adjustment under this paragraph 3).

      (ii) To convert shares of Series AA Preferred Stock, a holder must (A) surrender the certificate or certificates evidencing the shares of Series AA Preferred Stock to be converted, duly endorsed in a form reasonably satisfactory to the Corporation, at the office of the Corporation or transfer agent for the Series AA Preferred Stock, (B) notify the Corporation at such office that such holder elects to convert Series AA Preferred Stock and the number of shares such holder wishes to convert, (C) state in writing the name or names in which such holder wishes the certificate or certificates for shares of Common Stock to be issued, and (D) pay any transfer or similar tax to the extent required under paragraph 3(iv). In the event that a holder fails to notify the Corporation of the number of shares of Series AA Preferred Stock which such holder wishes to convert, such holder shall be deemed to have elected to convert all shares represented by the certificate or certificates surrendered for conversion. The date on which the holder satisfies all those requirements is the "Conversion Date." As soon as practical following the Conversion Date, the Corporation shall deliver to the holder a certificate for the number of full shares of Common Stock issuable upon the conversion, and a new certificate representing the unconverted portion, if any, of the shares of Series AA Preferred Stock represented by the certificate or certificates surrendered for conversion. The person in whose name the Common Stock certificate is registered shall be treated as the stockholder of record on and after the Conversion Date. The holder of record of a share of Series AA Preferred Stock at the close of business on a Record Date with respect to the payment of dividends on the Series AA Preferred Stock will be entitled to receive such dividends with respect to such share of Series AA Preferred Stock on the corresponding Dividend Payment Date, notwithstanding the conversion of such share after such Record Date and prior to such Dividend Payment Date. The dividend payment with respect to a share of Series AA Preferred Stock tendered for redemption on a date during the period from the close of business on any Record Date for the payment of dividends to the close of business on the Business Day immediately following the corresponding Dividend Payment Date will be payable on such Dividend Payment Date to the record holder of such share on such Record Date, notwithstanding the conversion of such share after such Record Date and prior to such Dividend Payment Date, and the holder converting such share of Series AA Preferred Stock need not include a payment of such dividend amount upon surrender of such share of Series AA Preferred Stock for conversion. If a holder of Series AA Preferred Stock converts more than one share at a time, the number of full shares of Common Stock issuable upon conversion shall be based on the total Liquidation Preferences plus accrued and unpaid dividends thereon of all shares of Series AA Preferred Stock converted.

      (iii) The Corporation shall not issue any fractional shares of Common Stock upon conversion of Series AA Preferred Stock. Instead the Corporation shall pay an amount of cash

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equal to the product of (A) the fraction of a share otherwise issuable and (B)
the Closing Price of the Common Stock on the Business Day prior to the Conversion Date.

      (iv) If a holder converts shares of Series AA Preferred Stock, the Corporation shall pay any documentary, stamp or similar issue or transfer tax due on the issue of shares of Common Stock upon the conversion. However, the holder shall pay any such tax that is due because the shares are issued in a name other than the holder's name.

      (v) The Corporation has reserved and shall continue to reserve out of its authorized but unissued Common Stock or its Common Stock held in treasury enough shares of Common Stock to permit the conversion of the Series AA Preferred Stock in full. All shares of Common Stock that may be issued upon conversion of Series AA Preferred Stock shall be fully paid and nonassessable.

      (vi) In case the Corporation shall pay or make a dividend or other distribution on any class of capital stock of the Corporation (other than the Series AA Preferred Stock) payable in shares of Common Stock, the Conversion Price in effect at the opening of business on the day following the date fixed for the determination of stockholders entitled to receive such dividend or other distribution shall be reduced by multiplying such Conversion Price by a fraction the numerator of which shall be the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination and the denominator of which shall be the sum of such number of shares and the total number of shares constituting such dividend or other distribution, such reduction to become effective immediately after the opening of business on the day following the date fixed for such determination of the holders entitled to such dividends and distributions. For the purposes of this paragraph 3(vi), the number of shares of Common Stock at any time outstanding shall not include shares held in the treasury of the Corporation. The Corporation will not pay any dividend or make any distribution on shares of Common Stock held in the treasury of the Corporation.

      (vii) In case the Corporation shall issue or sell (a) Common Stock, (b) rights, warrants or options entitling the holders thereof to subscribe for or purchase shares of Common Stock or (c) any security convertible into Common Stock, in each case at a price, or having an exercise or conversion price, per share less than the then-current market price per share of Common Stock (determined as provided in paragraph 3(xii) below) on (x) the date of such issuance or sale or (y) in the case of a dividend or distribution of such rights, warrants, options or convertible securities to the holders of Common Stock, the date fixed for determination of the holders of such Common Stock entitled to such dividend or distribution (the date specified in clause (x) or (y) being the "Relevant Date") (excluding any issuance for which an appropriate and full adjustment has been made pursuant to the preceding subparagraph (vi)), the Conversion Price shall be reduced by multiplying the then-current Conversion Price by a fraction of which (A) the numerator shall be the number of shares of Common Stock outstanding at the open of business on the Relevant Date (including such shares of Common Stock, rights, warrants or options or convertible securities (described in clauses (a), (b) and (c) above) as are issued or sold on the Relevant Date) plus the number of shares of Common Stock which the aggregate consideration received or receivable (I) for the total number of shares of Common Stock, rights, warrants or options or convertible securities so issued or sold, and (II) upon the exercise or conversion of all such rights, warrants, options or securities, would purchase at the then-current market price per

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share of Common Stock (determined as provided in paragraph 3(xii) and (B) the denominator shall be the number of shares of Common Stock outstanding at the close of business on the Relevant Date plus (without duplication) the number of shares of Common Stock subject to all such rights, warrants, options and convertible securities, such reduction of the Conversion Price to be effective at the opening of business on the day following the Relevant Date; provided, that if any such dividend or distribution is rescinded and not paid, then the Conversion Price shall, as of the date when it is determined that such dividend or distribution will be rescinded, revert back to the Conversion Price in effect prior to the adjustment made pursuant to this paragraph. The grant and/or issuance of any shares of Common Stock or other rights, warrants, options or convertible securities pursuant to (a) any restricted stock or stock option plan or program of the Corporation involving the grant or issuance of stock or options or rights solely to officers, directors, employees and/or consultants of the Corporation or its subsidiaries at the then-current market price per share of Common Stock on the date of grant or issuance (without regard to the computation set forth in clause (xii) below), (b) any option, warrant, right, or convertible security outstanding as of the date hereof, (c) the terms of a firmly committed bona fide underwritten public offering, or (d) any merger, acquisition, consolidation, or similar transaction, shall not be deemed to constitute an issuance or sale to which this clause (vii) applies. Upon the expiration of any right, option or warrant to purchase Common Stock, the issuance of which resulted in an adjustment in the Conversion Price pursuant to this paragraph 3(vii), if any such right, option or warrant shall expire and shall not have been exercised, the Conversion Price shall be recomputed immediately upon such expiration and effective immediately upon such expiration shall be increased to the price it would have been (but reflecting any other adjustments to the Conversion Price made pursuant to the provisions of this paragraph 3 after the issuance of such rights, options or warrants) had the adjustment of the Conversion Price made upon the issuance of such rights, options or warrants been made on the basis of offering for subscription or purchase only that number of shares of Common Stock actually purchased upon the exercise of such rights, options or warrants. No further adjustment shall be made upon exercise of any right, option or warrant if any adjustment shall be made upon the issuance of such security. For the purposes of this paragraph 3(vii), the number of shares of Common Stock at any time outstanding shall not include shares held in the treasury of the Corporation.

      (viii) In case the outstanding shares of Common Stock shall be subdivided into a greater number of shares of Common Stock, the Conversion Price in effect at the opening of business on the day following the day upon which such subdivision becomes effective shall be reduced, and, conversely, in case the outstanding shares of Common Stock shall each be combined into a smaller number of shares of Common Stock, the Conversion Price in effect at the opening of business on the day following the day upon which such combination becomes effective shall be increased, in each case to equal the product of the Conversion Price in effect on such date and a fraction the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such subdivision or combination, as the case may be, and the denominator of which shall be the number of shares of Common Stock outstanding immediately after such subdivision or combination, as the case may be. Such reduction or increase, as the case may be, shall become effective immediately after the opening of business on the day following the day upon which such subdivision or combination becomes effective.

      (ix) In case the Corporation shall, by dividend or otherwise, distribute to all holders of its Common Stock (A) evidences of its indebtedness or (B) shares of any class of capital stock,

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cash or other assets (including securities, but excluding (x) any Common Stock, rights, options or warrants referred to in paragraph 3(vii) above, (y) any dividends or distributions referred to in paragraph 3(vi) or 3(viii) above, and
(z) cash dividends), then in each case, the Conversion Price in effect at the opening of business on the day following the date fixed for the determination of holders of Common Stock entitled to receive such distribution shall be adjusted by multiplying such Conversion Price by a fraction of which the numerator shall be the current market price per share (determined as provided in paragraph 3(xii) below) of the Common Stock on such date of determination (or, if earlier, on the date on which the Common Stock goes "ex-dividend" in respect of such distribution) less the then fair market value as determined by the Board of Directors (whose determination shall be conclusive and shall be described in a statement filed with the Transfer Agent) of the portion of the capital stock, cash or other assets or evidences of indebtedness so distributed (and for which an adjustment to the Conversion Price has not previously been made pursuant to the terms of this paragraph 3) applicable to one share of Common Stock, and the denominator shall be such current market price per share of the Common Stock, such adjustment to become effective immediately after the opening of business on the day following such date of determination of the holders entitled to such distribution.

      (x) In case a tender or exchange offer made by the Corporation or any subsidiary of the Corporation for all or any portion of the Common Stock shall expire and such tender or exchange offer shall involve the payment by the Corporation or such subsidiary of consideration per share of Common Stock having a fair market value (as determined by the Board of Directors or, to the extent permitted by applicable law, a duly authorized committee thereof, whose determination shall be conclusive and described in a resolution of the Board of Directors or such duly authorized committee thereof, as the case may be) at the last time (the "Expiration Time") tenders or exchanges may be made pursuant to such tender or exchange offer (as it shall have been amended) that exceeds the current market price per share (determined as provided in paragraph 3(xii) below) of the Common Stock on the Trading Day next succeeding the Expiration Time, the Conversion Price shall be reduced so that the same shall equal the price determined by multiplying the Conversion Price in effect immediately prior to the Expiration Time by a fraction of which the numerator shall be the number of shares of Common Stock outstanding (including any tendered or exchanged shares) on the Expiration Time multiplied by the current market price per share of the Common Stock on the Trading Day next succeeding the Expiration Time and the denominator shall be the sum of (x) the fair market value (determined as aforesaid) of the aggregate consideration payable to stockholders based on the acceptance (up to any maximum specified in the terms of the tender or exchange offer) of all shares validly tendered or exchanged and not withdrawn as of the Expiration Time (the shares deemed so accepted, up to any such maximum, being referred to as the "Purchased Shares") and (y) the product of the number of shares of Common Stock outstanding (less any Purchased Shares) on the Expiration Time and the current market price per share of the Common Stock on the Trading Day next succeeding the Expiration Time, such reduction to become effective immediately prior to the opening of business on the day following the Expiration Time. For the purposes of this paragraph 3(x), the number of shares of Common Stock at any time outstanding shall not include shares held in the treasury of the Corporation.

      (xi) The reclassification or change of Common Stock into securities, including securities other than Common Stock (other than any reclassification upon a consolidation or merger to which paragraph 3(xix) below shall apply) shall be deemed to involve (A) a

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distribution of such securities other than Common Stock to all holders of Common
Stock (and the effective date of such reclassification shall be deemed to be "the date fixed for the determination of holders of Common Stock entitled to receive such distribution" within the meaning of paragraph 3(ix) above), and (B) a subdivision or combination, as the case may be, of the number of shares of Common Stock outstanding immediately prior to such reclassification into the number of Common Shares outstanding immediately thereafter (and the effective date of such reclassification shall be deemed to be "the day upon which such subdivision becomes effective" or "the day upon which such combination becomes effective," as the case may be, and "the day upon which such subdivision or combination becomes effective" within the meaning of paragraph 3(viii) above).

      (xii) For the purpose of any computation under paragraph 3(vii), or 3(ix) or 3(x) above, the current market price per share of Common Stock on any day shall be deemed to be the average of the Closing Prices of the Common Stock for the 20 consecutive Trading Days ending on the day before the day in question; provided, that, in the case of paragraph 3(ix), if the period between the date of the public announcement of the dividend or distribution and the date for the determination of holders of Common Stock entitled to receive such dividend or distribution (or, if earlier, the date on which the Common Stock goes "ex-dividend" in respect of such dividend or distribution) shall be less than 20 Trading Days, the period shall be such lesser number of Trading Days but, in any event, not less than 5 Trading Days.

      (xiii) No adjustment in the Conversion Price need be made until all cumulative adjustments amount to 1% or more of the Conversion Price as last adjusted. Any adjustments that are not made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this paragraph 3 shall be made to the nearest 1/10,000th of a cent or to the nearest 1/10,000th of a share, as the case may be.

      (xiv) For purposes of this Certificate of Designation, "Common Stock" includes any stock of any class of the Corporation which has no preference in respect of dividends or of amounts payable in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation and which is not subject to redemption by the Corporation. However, subject to the provisions of paragraph 3(xix) below, shares issuable on conversion of shares of Series AA Preferred Stock shall include only shares of the class designated as Common Stock of the Corporation on the Preferred Stock Issue Date or shares of any class or classes resulting from any reclassification thereof and which have no preferences in respect of dividends or amounts payable in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation and which are not subject to redemption by the Corporation; provided that, if at any time there shall be more than one such resulting class, the shares of each such class then so issuable shall be substantially in the proportion which the total number of shares of such class resulting from all such reclassifications bears to the total number of shares of all such classes resulting from all such reclassifications.

      (xv) No adjustment in the Conversion Price shall reduce the Conversion Price below the then par value of the Common Stock. No adjustment in the Conversion Price need be made under paragraphs 3(vi), 3(vii) and 3(ix) above if the Corporation issues or distributes to each holder of Series AA Preferred Stock the shares of Common Stock, evidences of indebtedness, assets, rights, options or warrants referred to in those paragraphs which each holder would have

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been entitled to receive had the Series AA Preferred Stock been converted into
Common Stock prior to the happening of such event or the record date with respect thereto.

      (xvi) Whenever the Conversion Price is adjusted or an adjustment is made pursuant to clause (xix), the Corporation shall promptly mail to holders of Series AA Preferred Stock, first class, postage prepaid, a notice of the adjustment. The Corporation shall file with the transfer agent for the Series AA Preferred Stock, if any, a certificate from the Corporation's independent public accountants briefly stating the facts requiring the adjustment and the manner of computing it. Unless holders of a majority of the outstanding shares of Series AA Preferred Stock shall notify (a "Dispute Notice") the Corporation, within 30 days of the date the Corporation mails such notice of adjustment, that such holders (the "Disputing Holders") dispute such adjustment, such adjustment shall be final and binding. The Dispute Notice shall set forth in reasonable detail the basis for such dispute and shall name a representative (the "Representative") for the Disputing Holders. The Corporation and the Representative shall jointly engage an accounting firm of national reputation which shall be instructed to resolve such dispute as promptly as practicable. The decision of such accounting firm shall be final and binding. The Corporation and the Representative, on behalf of the Disputing Holders, shall each bear one-half of the fees and expenses (including the responsibility for any indemnity or similar obligations) of such accounting firm.

      (xvii) The Corporation from time to time may reduce the Conversion Price if it considers such reductions to be advisable in order that any event treated for federal income tax purposes as a dividend of stock or stock rights will not be taxable to the holders of Common Stock by any amount, but in no event may the Conversion Price be less than the par value of a share of Common Stock. Whenever the Conversion Price is reduced, the Corporation shall mail to holders of Series AA Preferred Stock a notice of the reduction. The Corporation shall mail, first class, postage prepaid, the notice at least 15 days before the date the reduced Conversion Price takes effect. The notice shall state the reduced Conversion Price and the period it will be in effect. A reduction of the Conversion Price pursuant to this paragraph 3(xvii) does not change or adjust the Conversion Price otherwise in effect for purposes of paragraphs 3(vi), 3(vii), 3(viii), 3(ix) and 3(x) above.

      (xviii) If:

            (a) the Corporation takes any action which would require an adjustment in the Conversion Price pursuant to paragraph 3 (vi), 3(vii), 3(viii), 3(ix), 3(x) or 3(xi) above;

            (b) the Corporation consolidates or merges with, or transfers all or substantially all of its assets to, another entity, and stockholders of the Corporation must approve the transaction; or

            (c) there is a dissolution or liquidation of the Corporation; the Corporation shall mail to holders of the Series AA Preferred Stock, first class, postage prepaid, a notice stating the proposed record or effective date, as the case may be. The Corporation shall mail the notice at least 10 days before such date. However, failure to mail the notice or any defect in it shall not affect the validity of any transaction referred to in clause (a), (b) or (c) of this paragraph 3(xviii).

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      (xix) In the case of any consolidation of the Corporation or the merger of the Corporation with or into any other entity or the sale or transfer of all or substantially all the assets of the Corporation pursuant to which the Corporation's Common Stock is converted into other securities, cash or assets, upon consummation of such transaction, each share of Series AA Preferred Stock shall automatically become convertible into the kind and amount of securities, cash or other assets receivable upon the consolidation, merger, sale or transfer by a holder of the number of shares of Common Stock into which such share of Series AA Preferred Stock is convertible immediately prior to such consolidation, merger, transfer or sale (assuming such holder of Common Stock failed to exercise any rights of election and received per share the kind and amount of consideration receivable per share by a plurality of non-electing shares). Appropriate adjustment (as determined by the Board of Directors of the Corporation) shall be made in the application of the provisions herein set forth with respect to the rights and interests thereafter of the holders of Series AA Preferred Stock, to the end that the provisions set forth herein (including provisions with respect to changes in and other adjustment of the Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares of stock or other securities or property thereafter deliverable upon the conversion of Series AA Preferred Stock. If this paragraph 3(xix) applies, paragraphs 3(vi), 3(viii) and 3(xi) do not apply.

      (xx) In any case in which this paragraph 3 shall require that an adjustment as a result of any event becomes effective from and after a record date, the Corporation may elect to defer until after the occurrence of such event the issuance to the holder of any shares of Series AA Preferred Stock converted after such record date and before the occurrence of such event of the additional shares of Common Stock issuable upon such conversion over and above the shares issuable on the basis of the Conversion Price in effect immediately prior to adjustment; provided, however, that if such event shall not have occurred and authorization of such event shall be rescinded by the Corporation, the Conversion Price shall be recomputed immediately upon such rescission to the price that would have been in effect had such event not been authorized, provided that such rescission is permitted by and effective under applicable laws.

4.    Liquidation Preference.

      Upon any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation or reduction or decrease in its capital stock resulting in a distribution of assets to the holders of any class or series of the Corporation's capital stock, each holder of shares of the Series AA Preferred Stock will be entitled to payment out of the assets of the Corporation available for distribution of an amount equal to the greater of (a) the Liquidation Preference plus an amount equal to all accrued and unpaid dividends on the Preferred Shares as of the date fixed for liquidation, dissolution, winding-up or reduction or decrease in capital stock per share of Series AA Preferred Stock held by such holder times the number of shares of Series AA Preferred Stock held by such holder or (b) the amount that would have been paid to such holder of the Series AA Preferred Stock with respect to Common Stock issuable upon conversion of such holder's Series AA Preferred Stock had each share of such holder's outstanding Series AA Preferred Stock been converted to Common Stock immediately prior to the date of the liquidation, dissolution, winding-up or reduction or decrease in capital stock (such sum, the "Total Liquidation Payment"), before any distribution is made on any Junior Securities, including, without limitation, Common Stock of the Corporation. After payment in full of the Total Liquidation Payment to which holders of Series AA Preferred Stock are entitled, such holders will not be entitled to any further participation in any distribution of assets of the Corporation. If, upon any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, the amounts payable with respect to the Series AA Preferred Stock and all other Parity Securities are not paid in full, the holders of the Series AA Preferred Stock and the Parity Securities will share equally and ratably in any distribution of assets of the Corporation in proportion to the full liquidation preference and accumulated and unpaid dividends, if any, to which each is entitled. However, neither the voluntary sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Corporation nor the consolidation or merger of the Corporation with or into one or more Persons will be deemed to be a voluntary or involuntary liquidation, dissolution or winding-up of the Corporation or reduction or decrease in capital stock, unless such sale, conveyance, exchange or transfer shall be in connection with a liquidation, dissolution or winding-up of the business of the Corporation or reduction or decrease in capital stock.

5.    Redemption Upon Change of Control.

      (i) Upon the occurrence of a Change of Control, each holder of shares of Series AA Preferred Stock shall have the right to require the Corporation to repurchase all, but not less than all, of such holder's Series AA Preferred Stock pursuant to the offer described below (the "Change of Control Offer") at an offer price in cash equal to 101% of the aggregate Liquidation Preference thereof plus an amount equal to all accrued and unpaid dividends thereon to the date of purchase (the "Change of Control Payment"). For purposes of this paragraph 5(i), a holder of shares of Series AA Preferred Stock and any of its Affiliates that may also hold shares of Series AA Preferred Stock shall be deemed to be one holder.

      (ii) The Corporation shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Series AA Preferred Stock as a result of a Change of Control.

      (iii) At least 15 days prior to any Change of Control, the Corporation shall send, by first-class, postage prepaid, mail, a notice to each holder of Series AA Preferred Stock at such holder's address as it appears in the register maintained by the Corporation or, if applicable, the Transfer Agent, which notice shall govern the terms of the Change of Control Offer. The notices of the Change of Control Offer shall include all instructions and materials necessary to enable holders of Series AA Preferred Stock to tender their shares of Series AA Preferred Stock pursuant to the Change of Control Offer. In addition to any information required by law, such notice of the Change of Control Offer shall state:

            (a) that the Change of Control Offer is being made pursuant to this paragraph 5 and that all shares of Series AA Preferred Stock tendered will be accepted for payment;

            (b) the purchase price and the purchase date, which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed (the "Change of Control Payment Date");

            (c) that any share of Series AA Preferred Stock not tendered will continue to accrue dividends;

            (d) that, unless the Corporation fails to pay the Change of Control Payment, all shares of Series AA Preferred Stock accepted for payment pursuant to the Change of Control Offer shall cease to accrue dividends after the Change of Control Payment Date;

            (e) that holders of Series AA Preferred Stock electing to have any shares of Series AA Preferred Stock purchased pursuant to a Change of Control Offer will be required to surrender the shares of Series AA Preferred Stock, with a completed copy of the form entitled "Option of Holder to Elect Purchase" which shall be included with the notice of the Change of Control, to the paying agent (which may be the Corporation) at the address specified in the notice of the Change of Control prior to the close of business on the third Business Day preceding the Change of Control Payment Date;

            (f) that holders of Series AA Preferred Stock will be entitled to withdraw their election if the paying agent receives, not later than the close of business on the second Business Day preceding the Change of Control Payment Date, a telegram, telex, facsimile transmission or letter setting forth the name of the holder of the Series AA Preferred Stock, the number of shares of Series AA Preferred Stock delivered for purchase, and a statement that such holder of Series AA Preferred Stock is withdrawing his election to have such shares purchased; and

            (g) the circumstances and relevant facts regarding such Change of Control (including, but not limited to, information with respect to pro forma historical financial information after giving effect to such Change of Control and information regarding the Person or Persons acquiring control).

      (iv) On the Change of Control Payment Date, the Corporation shall (i) accept for payment all shares of Series AA Preferred Stock properly tendered pursuant to the Change of Control Offer, (ii) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all shares of Series AA Preferred Stock so tendered and (iii) deliver or cause to be delivered to the paying agent the shares of Series AA Preferred Stock so accepted together with an Officers' Certificate of the Corporation stating the aggregate Liquidation Preference plus accrued and unpaid dividends on the shares of Series AA Preferred Stock being purchased by the Corporation. The failure of the holder to accept such offer prior to the close of business on the third Business Day preceding the Change of Control Payment Date in accordance with the provisions of this paragraph 5 shall be deemed a rejection of such offer, and the provisions of this Certificate of Designation (including paragraph 3(xix)) shall continue to apply to any shares of Series AA Preferred Stock not tendered for redemption. The paying agent shall promptly send by registered mail to each holder of Series AA Preferred Stock so tendered the Change of Control Payment for such Series AA Preferred Stock, and the Transfer Agent shall promptly authenticate and send by registered mail (or cause to be transferred by book entry) to each holder a new certificate representing the shares of Series AA Preferred Stock equal in Liquidation Preference amount to any unpurchased portion of the shares of Series AA Preferred Stock surrendered, if any.

6.    Voting Rights.

      (i) So long as there remain outstanding at least 25% of the shares of Series AA Preferred Stock issued on or after the Preferred Stock Issue Date pursuant to this Certificate of Designation, the holders of the Series AA Preferred Stock shall have the exclusive right, voting separately as a class and to the exclusion of the holders of all other classes of capital stock of the Corporation, to elect two directors to the Board of Directors; provided, however, if at any time the Board of Directors is increased to include more than eight members, then, so long as there remain outstanding at least 25% of the shares of Series AA Preferred Stock issued on or after the Preferred Stock Issue Date pursuant to this Certificate of Designation, the holders of the Series AA Preferred Stock shall have the exclusive right, voting separately as a class and to the exclusion of the holders of all other classes of capital stock of the Corporation, to elect one additional director to the Board of Directors. For as long the holders of Series AA Preferred Stock voting separately as a class are entitled to elect two (or if applicable, three) directors to the Board of Directors (the "Separate Voting Period"), the holders of Series AA Preferred Stock shall not be entitled to vote in the election of any other directors of the Corporation (and following the expiration of the Separate Voting Period, the holders of Series AA Preferred Stock shall be entitled to vote with the holders of the Common Stock for the election of directors pursuant to paragraph 6(ii) below). Each director to be designated and elected to the Board of Directors by the holders of the Series AA Preferred Stock shall be designated and elected at each annual meeting of stockholders or any special meeting called for the purpose of electing directors. Each director shall be elected at the annual meeting of stockholders and shall serve until the earlier of (i) the next annual meeting of stockholders to elect directors or (ii) his or her earlier resignation or removal. Each such director may be removed during his or her term of office by and only by the affirmative vote of the holders of a majority of the outstanding shares of Series AA Preferred Stock, given at a special meeting of such holders duly called for such purpose. Any vacancy existing or created in the office of such directors may be filled at a special meeting of the holders of the majority of the Series AA Preferred Stock entitled to elect the director to serve in such directorship, by the holders of a majority of the Series AA Preferred Stock at a special meeting duly called for such purpose. Any special meetings of the holders of Series AA Preferred Stock shall be called by the Secretary of the Corporation upon the written request of 10% or more of the number of shares of Series AA Preferred Stock then outstanding; provided, however, that if the Secretary of the Corporation shall fail to call any such meeting within 10 days after any such request, such meeting may be called by any holder of Series AA Preferred Stock designated for that purpose by the holders of record of 10% or more of the number of shares of Series AA Preferred Stock then outstanding. Any action that could otherwise be taken at a special meeting of the holders of Series AA Preferred Stock, including the election of directors, may be taken by written consent of a majority of the holders of outstanding Series AA Preferred Stock. Notwithstanding the election of directors as provided in this paragraph 6(i), each such director shall have equal rights and duties with all other directors of the Corporation.

      (ii) The holders of Series AA Preferred Stock shall vote together with the holders of the shares of Common Stock as a single class, except as provided in paragraph 6(i) above and 6(iii), below, with each share of Common Stock entitled to one vote and each share of Series AA Preferred Stock entitled to one vote for each share of Common Stock issuable upon conversion of such Series AA Preferred Stock as of the relevant record date.

      (iii) The Corporation shall not, without the affirmative vote or consent of the holders of at least 50% of the shares of Series AA Preferred Stock then outstanding (with shares held by the Corporation as treasury stock not being considered to be outstanding for this purpose), voting or consenting as the case may be, separately as one class:

            (a) issue any Senior Securities or Parity Securities (other than as contemplated by the Securities Purchase Agreement and the Warrants);

            (b) amend this Certificate of Designation, the Corporation's Certificate of Incorporation or Bylaws (whether by merger, consolidation or otherwise) in any manner that adversely affects the rights, preferences or powers of holders of Series AA Preferred Stock;

            (c) authorize the issuance of any additional shares of Series AA Preferred Stock (other than as contemplated by the Securities Purchase Agreement and this Certificate of Designation);

            (d) issue any preferred stock which is not a Senior Security or Parity Security and which has voting rights ("Other Preferred Stock") unless such Other Preferred Stock votes on all matters as a single class with the Common Stock and the Series AA Preferred Stock, except that holders of Other Preferred Stock may have the right to vote separately as a single class (i) with respect to matters required by law to be voted on by such holders voting as a separate class, (ii) to approve the issuance of preferred stock ranking (x) senior to such Other Preferred Stock and (y) junior to the Series AA Preferred Stock, in each case, with respect to dividend distributions and distributions upon liquidation, winding-up and dissolution of the Corporation and (iii) for the election of not more than one director in the aggregate so long as either
(x) holders of the Series AA Preferred Stock have the right, voting separately as a class, to elect two directors pursuant to this Certificate of Designation or (y) Investor or its Affiliates has the right to nominate two directors pursuant to Section 4.4 of the Securities Purchase Agreement; provided that holders of Other Preferred Stock may be granted the right to vote separately as a class for the election of not more than two directors in the aggregate during any period that either (x) holders of the Series AA Preferred Stock have the right, voting separately as a class, to elect three directors pursuant to this Certificate of Designation or (y) Investor or its Affiliates has the right to nominate three directors pursuant to Section 4.4 of the Securities Purchase Agreement; or

            (e)   declare or pay any cash dividend on the Common Stock.

7.    Exclusion of Other Rights.

      Except as may otherwise be required by law, the shares of Series AA Preferred Stock shall not have any voting powers, preferences and relative, participating, optional or other special rights, other than those specifically set forth in this resolution (as such resolution may be amended from time to time in accordance with the Certificate of Designation) and in the Certificate of Incorporation. The shares of Series AA Preferred Stock shall have no preemptive or subscription rights.

8.    Headings of Subdivisions.

      The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

9.    Severability of Provisions.

      If any voting powers, preferences and relative, participating, optional and other special rights of the Series AA Preferred Stock and qualifications, limitations and restrictions thereof set forth in this resolution (as such resolution may be amended from time to time) is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other voting powers, preferences and relative, participating, optional and other special rights of Series AA Preferred Stock and qualifications, limitations and restrictions thereof set forth in this resolution (as so amended) which can be given effect without the invalid, unlawful or unenforceable voting powers, preferences and relative, participating, optional or other special rights of Series AA Preferred Stock and qualifications, limitations and restrictions thereof herein set forth.

10.   Re-Issuance of Series AA Preferred Stock.

      Shares of Series AA Preferred Stock that have been issued and reacquired in any manner, including shares purchased or redeemed or exchanged or converted, shall (upon compliance with any applicable provisions of the laws of Delaware) have the status of authorized but unissued shares of preferred stock of the Corporation undesignated as to series and may be designated or re-designated and issued or reissued, as the case may be, as part of any series of preferred stock of the Corporation, provided that any issuance of such shares as Series AA Preferred Stock must be in compliance with the terms hereof.

11.   Mutilated or Missing Series AA Preferred Stock Certificates.

      If any of the Series AA Preferred Stock certificates shall be mutilated, lost, stolen or destroyed, the Corporation shall issue, in exchange and in substitution for and upon cancellation of the mutilated Series AA Preferred Stock certificate, or in lieu of and substitution for the Series AA Preferred Stock certificate lost, stolen or destroyed, a new Series AA Preferred Stock certificate of like tenor and representing an equivalent amount of shares of Series AA Preferred Stock, but only upon receipt of evidence of such loss, theft or destruction of such Series AA Preferred Stock certificate and indemnity, if requested, satisfactory to the Corporation and the transfer agent (if other than the Corporation).

12.   Certain Definitions.

      As used in this Certificate of Designation, the following terms shall have the following meanings (with terms defined in the singular having comparable meanings when used in the plural and vice versa), unless the context otherwise requires:

      "Business Day" means any day except a Saturday, a Sunday, or any day on which banking institutions in New York, New York are required or authorized by law or other governmental action to be closed.

      "Change of Control" shall mean (A) the acquisition by any person (other than Investor and its Affiliates) or group (within the meaning of Section 12(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934), of beneficial ownership, direct or indirect, of securities of the Corporation representing 50% or more of the combined voting power of the Corporation's then outstanding equity securities, (B) the acquisition by any person or group (other than Donald Kurz, Stephen Robeck or the Investor or their respective Affiliates) of beneficial ownership, direct or indirect, of securities of the Corporation representing 20% or more of the combined voting power of the Corporation's then outstanding equity securities, and either (x) a representative or nominee of such person or group shall be elected or appointed to the Board of Directors of the Corporation without the support of at least one (1) of the members of the Board of Directors of the Corporation to be elected by the holders of the Series AA Preferred Stock pursuant to paragraph 6 of this Certificate of Designation (the condition contained in this subparagraph (x) will no longer be applicable once the holders of such Series AA Preferred Stock no longer have the right to elect directors pursuant to paragraph 6 of this Certificate of Designation) or
(y) a person designated by the Investor (as defined in the Securities Purchase Agreement) pursuant to Section 4.4 of such Securities Purchase Agreement shall not be elected to the Board of Directors of the Corporation as provided in such Section or (C) the consolidation of the Corporation with, or the merger of the Corporation with or into, another Person or the sale, assignment or transfer of all or substantially all of the Corporation's assets to any Person, or the consolidation of any Person with, or the merger of any Person with or into, the Corporation, in any such event in a transaction in which the outstanding voting capital stock of the Corporation is converted into or exchanged for cash, securities or other property, provided that following such transaction the holders of voting stock of the Corporation immediately prior to such transaction do not own more than 50% of the voting stock of the company surviving such transaction or to which such assets are transferred.

      "Closing Price" means, for each Trading Day, the last reported sale price on the Nasdaq National Market or, if the Common Stock is not quoted on the Nasdaq National Market, the average of the closing bid and asked prices in the over-the-counter market as furnished by any New York Stock Exchange member firm selected from time to time by the corporation for that purpose.

      "Common Stock" means the Common Stock, par value $.001 per share, of the Corporation.

      "Conversion Price" shall initially mean $14.75 per share of Series AA Preferred Stock and thereafter shall be subject to adjustment from time to time pursuant to the terms of paragraph 3 hereof.

      "Exchange Act" means the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder.

      "Exchange Date" means the closing date of the exchange of the Corporation's Series A Senior Cumulative Participating Convertible Preferred Stock for shares of Series AA Preferred Stock pursuant to the Exchange Agreement dated as of December 30, 2004 between the Corporation and Crown EMAK Partners, LLC. A copy of the Exchange Agreement is on file at the principal executive offices of the Corporation and shall be provided to any stockholder of the Corporation upon written request and without charge.

      "Person" means any individual or corporation, partnership (limited, general or otherwise), joint venture, limited liability company, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

      "Preferred Stock Issue Date" means March 29, 2000.

      "Securities Purchase Agreement" means the Securities Purchase Agreement dated as of March 29, 2000 between the Corporation and Crown Acquisition Partners, LLC. A copy of the Securities Purchase Agreement is on file at the principal executive offices of the Corporation and shall be provided to any stockholder of the Corporation upon written request and without charge.

      "Trading Day" means any day on which the Nasdaq National Market or other applicable stock exchange or market is open for business.

      "Transfer Agent" shall be the Corporation unless and until a successor is selected by the Corporation.

            IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designation to be duly executed by Teresa L. Tormey, Secretary on this 30th day of December, 2004.

                                                  EMAK WORLDWIDE, INC.

                                                  By: /S/ TERESA L. TORMEY
                                                      --------------------------
                                                  Name:  Teresa L. Tormey
                                                  Title: Secretary